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                                                                    EXHIBIT 23.3


                     [DeGOLYER AND MacNAUGHTON LETTERHEAD]


                                 June 15, 2001


EOG Resources, Inc.
333 Clay Street, Suite 4200
Houston, Texas 77002


Gentlemen:

     In connection with the Registration Statement on Form S-8 (the
Registration Statement), to be filed with the Securities and Exchange
Commission on or about June 1, 2001, by EOG Resources, Inc. (the Company), DeGolyer and MacNaughton hereby consents to the incorporation in said Registration Statement of the references to our firm and to the opinions delivered to the Company regarding our comparison of estimates prepared by us with those furnished to us by the Company of the proved oil, condensate, natural gas liquids, and natural gas reserves of certain selected properties owned by the Company. The opinions are contained in our letter reports dated January 11, 1999, February 8, 2000, and February 8, 2001, for estimates as of December 31, 1998, December 31, 1999, and December 31, 2000, respectively. The opinions are referred to in the section "Supplemental Information to Consolidated Financial Statements -- Oil and Gas Producing Activities" in the Company's Annual Report on Form 10-K for the year ended December 31, 2000. DeGolyer and MacNaughton also consents to the incorporation by reference in the Registration Statement of its letter report, dated February 8, 2001, addressed to the Company, which is included as Exhibit 23.2 to the Company's Annual Report on Form 10-K for the year ended December 31, 2000.


                                                    Very truly yours,


                                                    DeGOLYER and MacNAUGHTON